Exhibit 10.1
EXECUTION COPY
PURCHASE AGREEMENT
          This PURCHASE AGREEMENT (this “Agreement”) dated as of October 13, 2010 by and between PLATINUM UNDERWRITERS HOLDINGS, LTD., a Bermuda company (the “Company”), and THE TRAVELERS COMPANIES, INC., a Minnesota company (“Travelers”).
RECITALS
          WHEREAS, Travelers owns an option which had provided a right to acquire up to 5,105,740 common shares, par value $0.01 per share, of the Company and an option which had provided a right to acquire up to 894,260 common shares, par value $0.01 per share, of the Company for $27.00 per share, which options were subsequently amended to provide for net share settlements (collectively, the “Options”), as set forth in the Amended and Restated Option Agreement dated as of January 10, 2005 between the Company and Travelers, and the Amended and Restated Option Agreement dated as of January 10, 2005 among the Company, Travelers and St. Paul Reinsurance Limited (“SPRL”) as assigned to Travelers pursuant to the Assignment dated April 1, 2008 among the Company, Travelers and Unionamerica Insurance Company Limited as successor-in-interest to SPRL (collectively, the “Option Agreements”).
          WHEREAS, Travelers desires to sell, and the Company desires to purchase, the Options.
          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Purchase and Sale of Options. On and subject to the terms and conditions of this Agreement, Travelers hereby agrees to sell, transfer, convey and deliver to the Company, and the Company agrees to purchase from Travelers, all of Travelers’ right, title and interest in and to the Options for a purchase price of Ninety-Eight Million Five Hundred Twenty Thousand Dollars (US$98,520,000) in cash (the “Purchase Price”). The closing of the purchase and sale of the Options (the “Closing”) shall take place on October 18, 2010 at the offices of the Company in Bermuda. At the Closing, the Company shall deliver to Travelers the Purchase Price by wire transfer of immediately available funds to the account set forth in Schedule 1 hereto, whereupon the Option Agreements and the Options set forth therein shall be deemed to be transferred to the Company and canceled with no further force and effect. The parties hereto agree that, upon the Closing, the Registration Rights Agreement dated as of November 1, 2002 between the Company and Travelers shall terminate with no further force and effect.

          2. Representations and Warranties of Travelers. Travelers hereby represents and warrants to the Company as follows:
          (a) Travelers is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is the sole owner of the Options, and has and at the Closing will transfer to the Company good and marketable title to the Options free and clear of any encumbrance, lien, claim, charge, security interest or other interest whatsoever.
          (b) Travelers has all requisite corporate power and authority to execute and deliver this Agreement; the execution and delivery of this Agreement by Travelers has been duly and validly authorized by all necessary corporate action on its part; Travelers has duly executed and delivered this Agreement; this Agreement constitutes Travelers’ legal, valid and binding obligation, enforceable against it in accordance with its terms; and this Agreement is not in contravention of any of Travelers’ organizational documents or any material agreement by which Travelers is bound.
          (c) Travelers is a sophisticated institutional investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the sale of the Options, and is consummating the sale of the Options after consultation with counsel and with a full understanding of all of the terms, conditions and risks of such sale, which it willingly assumes.
          (d) Travelers acknowledges and understands that the Company and its directors and officers possess material nonpublic information not known to Travelers that may impact the value of the Options, including, without limitation, information regarding the financial results of the Company as of and for the nine months ended September 30, 2010 (the “Nonpublic Information”). Travelers acknowledges that the Company has no obligation to disclose to Travelers the Nonpublic Information and Travelers consents to such nondisclosure. Travelers understands, based on its experience, the disadvantage to which Travelers is subject due to the disparity of information between the Company and Travelers. Notwithstanding this, Travelers has deemed it appropriate to consummate the transactions contemplated hereby and has agreed to enter into this Agreement notwithstanding that it is aware that Nonpublic Information exists. Travelers acknowledges that it has adequate information concerning the Options and the business and financial condition of the Company and its subsidiaries to make an informed decision regarding the sale of the Options, and has independently, and without reliance upon any representation, warranty or covenant made by the Company except as set forth herein, made its own analysis and decision to sell the Options to the Company based upon such information as Travelers deems appropriate. Notwithstanding the foregoing, it is acknowledged that each party hereto is relying on the other’s representations, warranties, acknowledgements, waivers, releases and agreements set forth in this Agreement and would not enter into the transactions contemplated hereby without them.

          3. Representations and Warranties of the Company.
          (a) The Company is a company duly organized , validly existing and in good standing under the laws of Bermuda.
          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement; the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on its part; the Company has duly executed and delivered this Agreement; this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms; and this Agreement is not in contravention of any of the Company’s organizational documents or any material agreement by which the Company is bound.
          4. Release, Discharge and Waiver by Travelers. Effective from and after the Closing, Travelers, for itself and its respective successors and assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company or any of its affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the sale of the Options, the existence or substance of the Nonpublic Information or the fact that the Nonpublic Information has not been disclosed to Travelers. Notwithstanding the foregoing, but subject to Section 2(d), nothing contained in this Section 4 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of (i) this Agreement or (ii) fraud.
          5. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with, the laws of the State of New York (without regard to principles of conflict of laws).
          (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
          (c) This Agreement, including, without limitation, the representations, warranties, acknowledgements, waivers, releases and agreements set forth herein, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.
          (d) The headings contained in this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signatures on facsimile or electronic copies hereof shall, for all purposes, be deemed originals.
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          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by a duly authorized officer as of the date and year first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:	/s/ Michael E. Lombardozzi

	Name:	Michael E. Lombardozzi
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer

THE TRAVELERS COMPANIES, INC.

By:	/s/ Maria Olivo

	Name:	Maria Olivo
	Title:	EVP – Treasurer

Schedule 1
Wire Transfer Instructions